As filed with the Securities and Exchange Commission on July 28, 2003

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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                  CENTREX, INC.
              (Exact name of small business issuer in its charter)

        Oklahoma                    0-32021                     73-1554121
       ----------                  ---------                   ------------
(State of incorporation)       (SEC File Number)          (IRS Employer ID No.)

                            9202 South Toledo Avenue
                              Tulsa, Oklahoma 74137
              (Address of Principal Executive Offices and Zip Code)

       Centrex, Inc. Common Stock Issued Pursuant to Consulting Agreements

                                  With Copy To:
                                Ronald C. Kaufman
                              Kaufman & Associates
                          624 South Boston, Suite 1070
                              Tulsa, Oklahoma 74119
                                 (918) 584-4463

                         Calculation of Registration Fee
                         -------------------------------

                                                                                     Proposed     Proposed
                                                                                      Maximum      Maximum
                                                                   Amount to be      Offering     Aggregate     Amount of
                                                                   Registered (1)   Price per     Offering     Registration
Title of Securities to be Registered                                                 Share (3)      Price        Fee (4)
----------------------------------------------------------------- ----------------- ------------ ------------ --------------
Common Stock, $0.001 par value..................................    6,500,000 (2)     $0.075        $487,500      $39.43

(1) Pursuant to Rule 416, this amount also includes an indeterminate number of additional shares which may be offered and issued by reason of stock splits, stock dividends or similar transactions.

(2) Shares of Centrex, Inc. common stock issued to non-affiliates pursuant to consulting agreements.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended. This estimate is based upon the average of the reported high and low sales prices for a share of Centrex, Inc. common stock on July 21, 2003 as reported by the OTC Bulletin Board.

(4) Fees are calculated by multiplying the aggregate offering price by .00008090 pursuant to Section 6(b) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

         We hereby incorporate, or will be deemed to have incorporated, herein by reference the following documents:

(1) Our Quarterly Report on Form 10-QSB for the period ended March 31 2003 and filed with the SEC on May 21, 2003

(2) Our Form 10-KSB for the period ended December 31, 2003 and filed with the SEC on April 16, 2002


         Each document filed subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.

         The Company's counsel, Ronald C. Kaufman of Kaufman and Associates, PLLC, owns 860,000 shares of common stock which are being registered herein.

Item 6. Indemnification of Officers and Directors.
         Our Certificate of Incorporation and Bylaws provide for indemnification to the full extent permitted by Oklahoma law of all persons we have the power to indemnify under Oklahoma law. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders or otherwise. The indemnification provisions of our Certificate of Incorporation and Bylaws may reduce the likelihood of derivative litigation against our directors and officers for breach of their fiduciary duties, even though such action, if successful, might otherwise benefit us and our stockholders.

         We have entered into separate written indemnification agreements with our officers, directors, consultants and others. These agreements provide that we will indemnify each person for acts committed in their capacities and for virtually all other claims for which a contractual indemnity might be enforceable.

Item 7. Exemption from Registration Claimed.

         Not Applicable.

Item 8. Exhibits.

     Exhibit
      Number        Description of Exhibit
     -------        ----------------------

        5.1         Opinion of Kaufman & Associates

        23.1        Consent of Tullius Taylor Sartain & Sartain LLP

        23.2        Consent of Kaufman & Associates (included in Exhibit 5.1)

Item 9. Undertakings.

         (a) The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the State of Oklahoma, on this 28th day of July, 2003.

                                             CENTREX, INC.


                                             By: /s/ Thomas R. Coughlin, Jr.
                                             -------------------------------
                                             Thomas R. Coughlin, Jr.
                                             Chief Executive Officer